Contacts:	William R. Gargiulo, Jr.	231.526.1244
	Michele Greco, CFO	312.595.9123

The Female Health Company
Reports Second Quarter and First Half FY2015 Operating Results

Record Quarter Unit Sales, Net Revenues and Gross Profit

Second Quarter and Year-To-Date Highlights:

–	Net revenues increased 153% to $11.0 million and Gross Profit rose 168% to $6.4 million in second quarter.
–	Net revenues increased 60% to $17.6 million and Gross Profit rose 68% to $10.2 million in first half FY2015.
–	Unit sales totaled 20.8 million in second quarter and 32.9 million in first half of FY2015.
–	Operating income of $4.4 million and operating margin of 25% in first half of FY2015.
–	Diluted EPS of $0.09 in first half of FY2015 as compared to $0.06 in first half FY2014.
–	Brazil orders 25 million units, approximately 19 million units shipped in first two quarters of FY2015.
–	Adjusted EBITDA of $3.3 million and adjusted diluted EPS of $0.11 in second quarter.
–	Adjusted EBITDA of $5.1 million and adjusted diluted EPS of $0.18 in first half of FY2015.

CHICAGO (April 30, 2015) - The Female Health Company (NASDAQ - CM: FHCO), which manufactures and markets the FC2 Female Condom® (FC2), today reported its operating results for the quarter ended March 31, 2015 (second quarter of FY2015).  The Company will host an investor conference call today at 11:00 a.m. Eastern Time (ET) to discuss these results and other topics of interest (see details below).

Management Comments

“The Company sold a record 20.8 million FC2 Female Condoms in the second quarter of Fiscal 2015, generating a record $11.0 million in net revenues, representing a 184% increase in unit sales and a 153% increase in net revenues when compared with the second quarter of Fiscal 2014,” stated Karen King, President and Chief Executive Officer of The Female Health Company.  “Unit sales in the most recent quarter were 20% higher than the previous highest quarterly unit sales in Company’s history.  We also realized a healthy 27 percent operating profit margin during the three months ended March 31, 2015.  Unit sales in the most recent quarter were approximately 71% higher than in the first quarter of Fiscal 2015, when the Company sold 12.2 million units.  During the first half of Fiscal 2015, the Company sold 32.9 million units of FC2 Female Condoms, generating $17.6 million in net revenues, $4.4 million in operating income, Adjusted EBITDA of $5.1 million, and $0.18 in adjusted diluted EPS.”

“We are very pleased with the Company’s operating performance in the first half of Fiscal 2015, which benefited significantly from orders received from Brazil,” continued King.  “In October 2014, we announced that the Company, through its distribution partner, Semina Industria E Comercio Ltda, was awarded a tender to provide up to 50 million FC2 Female Condoms to the Brazilian Ministry of Health (“MOH”) during Fiscal 2015.  To date, the MOH has placed orders for 25 million units, of which approximately 19 million units were shipped in the first half of Fiscal 2015.  This order quantity represents the largest order amount in the Company’s history, an increase of 25% over the previous largest order, also from Brazil.”

“While delivering a strong financial performance during the first half of the fiscal year, we continue to focus our efforts on our growth strategy, which we believe will deliver long-term value to all FHC stakeholders by increasing our overall revenues and earnings and reducing the volatility experienced in our existing business.  Our growth strategy has two primary components, with the first focused on driving incremental FC2 growth and the second on diversification of our portfolio.”

“With regard to FC2 growth, we have broadened our approach to existing public sector markets from an exclusive focus on training and education, to now include sales and marketing activities,” added King.  “This includes calling directly on Ministries of Health and other key customers to generate awareness of the total value proposition of FC2.”

“We are also progressing with the development of new markets for FC2, primarily in the consumer sales channel.  We believe there is a compelling need for FC2 in the US and other developed countries.  Women today are unhappy with the significant side effects associated with hormonal birth control methods, particularly when the products are often taken for multiple years.  Traditionally, the primary alternative to hormonal birth control has been the male condom.  However, many couples express dissatisfaction with the male condom experience, citing a less natural and restrictive sensation and an interruptive effect.  Couples who try the female condom often report a more natural feeling, less restriction, enhanced heat transfer and no interruption -- in summary, a more pleasurable experience.  We have conducted research with target consumers, and we are currently working to develop a more appealing brand name, image and other product enhancements, along with brand messaging and strategy.  We are focused on how to reach our target market through effective and powerful social media campaigns and we have established the physical infrastructure necessary to support entry into the consumer channel by bringing on new distributors, registering the product to support insurance reimbursement and developing an online store, among other activities.”

“We are also making significant progress in our diversification efforts and we have been examining all areas of women’s health, with a particular emphasis on women’s reproductive health and wellness issues.  We are in discussions with respect to certain opportunities and our goal is to complete an initial transaction in calendar 2015.”

“I believe our strategy will be transformative for the Company.  We are on a path to drive significant and sustainable growth and are prepared to invest the cash flows generated from our existing operations and business into delivering on our strategy.  In the meantime, we are very pleased with the results achieved in our current business,” concluded King.

Second Quarter Results

The Company generated net revenues of $10,977,467 and net income of $1,667,574, or $0.06 per diluted share, for the three months ended March 31, 2015, compared with net revenues of $4,346,223 and net income of $375,081, or $0.01 per diluted share, for the three months ended March 31, 2014.

Net revenues increased 153 percent on a 184 percent increase in unit sales for the three months ended March 31, 2015, when compared with the same period last year.  Effective January 1, 2015, the FC2 unit price has been reduced for all major public sector purchasers to replace the previous 5 percent no-cost product policy under the Company’s volume purchasing incentive program.  The FC2 average sales price per unit decreased 11.2 percent compared with the same period last year due to changes in sales mix and the public sector price adjustment.

Gross profit increased 168 percent to $6,394,107 in the most recent quarter, from $2,385,941 in the prior-year period.  Gross profit margin for the three months ended March 31, 2015 was 58 percent of net revenues, versus 55 percent of net revenues in the same period last year.  The increase reflects the favorable impact of changes in currency exchange rates, slightly offset by higher costs associated with increased unit sales.

Significant quarter-to-quarter variations in the Company’s results have historically resulted from the timing and shipment of large orders rather than from any fundamental changes in the business or the underlying demand for female condoms.

Operating expenses increased 117 percent to $3,444,714 for the three months ended March 31, 2015, from $1,590,718 in the prior-year period.  Approximately 60 percent of the increased spending related to payments to our Brazilian distributor for ongoing programming related to the 2012 tender and for marketing and management fees for the 2014 tender.  Additionally approximately 30 percent of the increased spending related to an increased accrual for fiscal-year end incentive compensation, compared with a reduction in the accrual for incentive compensation in the prior-year period, as it was determined that FY2014 performance goals would not be achieved.  Finally, operating costs rose due to modest product development costs associated with the FC2 strategy and business development consulting costs associated with the portfolio diversification strategy, which were not incurred in the prior-year period.

Operating income for the three months ended March 31, 2015 rose 271 percent to $2,949,393, versus operating income of $795,223 in the second quarter of FY2014.  The increase was primarily due to increased net revenues and improved gross margins, partially offset by higher operating expenses.

Income tax expense for the three months ended March 31, 2015 increased to $1,306,445, compared with $504,898 in the same period in FY2014.  The effective tax rates for the second quarters of FY2015 and FY2014 were 43.9 percent and 57.4 percent, respectively.  The Company is no longer recognizing an income tax benefit associated with reducing the Company’s valuation allowance on its deferred tax assets related to net operating loss carryforwards.  During the period between October 1, 2006 and December 31, 2013, the Company began reducing the valuation allowance on its deferred tax assets related to net operating loss carryforwards, which resulted in income tax benefits in its consolidated statements of income.  During the period ended December 31, 2013, the valuation allowance on the Company’s deferred tax assets was fully reversed and, as a result, the Company does not expect to recognize such income tax benefits to any significant extent in its consolidated statements of income for periods after December 31, 2013.  However the Company’s net operating loss carryforwards will be utilized to reduce cash payments for income taxes based on the statutory rate in effect at the time of such utilization.  Actual income taxes paid are reflected on the Company’s consolidated statements of cash flows.

The Company's net income increased 345 percent to $1,667,574 in the three months ended March 31, 2015, versus net income of $375,081 in the same period of the previous fiscal year.

Adjusted EBITDA totaled $3,276,206 in the second quarter of FY2015, compared with adjusted EBITDA of $1,222,068 in the same period last year.  Adjusted diluted earnings per share improved to $0.11 in the second quarter of the current fiscal year, compared with $0.04 in the same period last year. A reconciliation of non-GAAP measures is included in the table below under “Additional Non-GAAP Performance Measures.”

Six-Month Results

The Company generated net revenues of $17,636,673 and net income of $2,472,491, or $0.09 per diluted share, for the six months ended March 31, 2015, compared with net revenues of $11,036,418 and net income of $1,839,684, or $0.06 per diluted share, for the first half of FY2014.

Net revenues increased 60 percent on a 72 percent increase in unit sales for the six months ended March 31, 2015, when compared with the same period last year.  The FC2 average sales price per unit decreased 7.1 percent relative to the same period last year due to changes in sales mix and the public sector price adjustment.

Gross profit increased 68 percent to $10,213,780 for the six months ended March 31, 2015 from $6,064,435 for the six months ended March 31, 2014.  Gross profit margin for the six months ended March 31, 2015 was 58 percent of net revenues, versus 55 percent of net revenues for the year-earlier period.  The increase reflects the favorable impact of currency exchange rates slightly offset by higher costs associated with increased unit sales.

Operating expenses increased 58 percent to $5,810,538 for the six months ended March 31, 2015, from $3,685,576 in the prior-year period.  Approximately 60 percent of the increased spending related to payments to our Brazilian distributor for ongoing programming related to the 2012 tender and for marketing and management fees for the 2014 tender.  Additional increased expenses related to an accrual for fiscal-year end incentive compensation, product development costs associated with the FC2 strategy and business development consulting costs associated with the portfolio diversification strategy, all of which were not incurred in the prior-year period.

Operating income for the six months ended March 31, 2015 increased 85 percent to $4,403,242, versus operating income of $2,378,859 in the first half of FY2014.  The increase was primarily due to higher net revenues and improved gross margins partially offset by higher operating expenses.

Income tax expense for the six months ended March 31, 2015 increased to $1,976,875, compared with $603,773 in the same period last year.  The effective tax rates for the six months ended March 31, 2015 and 2014 were 44.4 percent and 24.7 percent, respectively.

The Company's net income increased 34 percent to $2,472,491 in the six months ended March 31, 2015, compared with net income of $1,839,684 in the same period of the previous year.

Adjusted EBITDA improved to $5,078,516 in the six months ended March 31, 2015, compared with adjusted EBITDA of $3,132,320 in the same period last year.  Adjusted diluted earnings per share increased to $0.18 in the six months ended March 31, 2015, compared with $0.11 in the same period last year.  A reconciliation of non-GAAP measures is included in the table below under “Additional Non-GAAP Performance Measures.”

Investor Conference Call

As previously announced, The Female Health Company will host an investor conference call at 11:00 a.m. Eastern Time, today, April 30, 2015, to discuss its second quarter and first half operating results and other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 1-877-374-8416 (international participants dial 1-412-317-6716) and asking to be connected to "The Female Health Company Conference Call" a few minutes before 11:00 a.m. ET.

A replay of the conference call will be available one hour after the call through 9:00 a.m. ET on Friday, May 8, 2015, by dialing 1-877-344-7529 (international callers dial 1-412-317-0088) and entering the conference ID # 10064737. After Friday, May 8, 2015, the replay of the call will be available on the Company’s website at www.fhcinvestor.com.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2). Since the Company began distributing FC2 in 2007, it has been shipped to 144 countries. The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in a number of countries around the world. The patents cover the key aspects of FC2, including its overall design and manufacturing process.  The FC2 Female Condom® is the only currently available female-controlled product approved by FDA that offers dual protection against sexually transmitted infections, including HIV/AIDS, and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include statements relating to the timing and amount of orders under the Brazil tender award, the Company's ability to successfully complete an acquisition of a new product, technology or business during calendar 2015 and to successfully implement sales and marketing initiatives for FC2, and the effect of such initiatives on the Company's business and results of operations.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; government contracting risks, including the appropriations process and funding priorities, potential bureaucratic delays in awarding contracts, process errors, politics or other pressures, and the risk that government tenders and contracts may be subject to cancellation, delay or restructuring; a governmental tender award indicates acceptance of the bidder's price rather than an order or guarantee of the purchase of any minimum number of units, and as a result government ministries or other public sector customers may order and purchase fewer units than the full maximum tender amount; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; the Company’s ability to identify, successfully negotiate and complete suitable acquisitions or other strategic initiatives; the Company’s ability to successfully integrate acquired businesses, technologies or products; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended September 30, 2014.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com

(Financial Highlights Follow)

The Female Health Company
Unaudited Condensed Consolidated Balance Sheets

	March 31,	September 30,
	2015	2014
Cash	$2,933,802	$5,796,223
Accounts receivable, net	12,472,276	2,943,850
Inventory, net	2,808,907	2,983,447
Prepaid and other current assets	383,169	638,243
Deferred income taxes	700,000	711,000
Total current assets	19,298,154	13,072,763

Other non-current assets	148,872	166,084
Plant and equipment, net	1,374,481	1,602,307
Deferred income taxes	15,072,754	16,832,000
Total assets	$35,894,261	$31,673,154

Accounts payable	$1,477,562	$1,124,859
Accrued expenses and other current liabilities	2,547,695	1,816,508
Accrued compensation	619,901	436,843
Total current liabilities	4,645,158	3,378,210

Deferred rent	24,669	39,105
Deferred income taxes	168,365	190,513
Total liabilities	4,838,192	3,607,828

Total stockholders' equity	31,056,069	28,065,326
Total liabilities and stockholders’ equity	$35,894,261	$31,673,154

The Female Health Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended
	March 31,
	2015	2014

Net revenues	$10,977,467	$4,346,223

Cost of sales	4,583,360	1,960,282

Gross profit	6,394,107	2,385,941

Operating expenses	3,444,714	1,590,718

Operating income	2,949,393	795,223

Interest and other (expense) income, net	(3,841)	108,724
Foreign currency transaction gain (loss)	28,467	(23,968)

Income before income taxes	2,974,019	879,979

Income tax expense	1,306,445	504,898
Net income	$1,667,574	$375,081

Net income per basic common share outstanding	$0.06	$0.01

Basic weighted average common shares outstanding	28,521,659	28,562,647

Net income per diluted common share outstanding	$0.06	$0.01

Diluted weighted average common shares outstanding	28,780,481	28,915,778

Cash dividends declared per common share	$-	$0.07

The Female Health Company
Unaudited Condensed Consolidated Statements of Income
	Six Months Ended
	March 31,
	2015	2014

Net revenues	$17,636,673	$11,036,418

Cost of sales	7,422,893	4,971,983

Gross profit	10,213,780	6,064,435

Operating expenses	5,810,538	3,685,576

Operating income	4,403,242	2,378,859

Interest and other (expense) income, net	(3,189)	106,992
Foreign currency transaction gain (loss)	49,313	(42,394)

Income before income taxes	4,449,366	2,443,457

Income tax expense	1,976,875	603,773
Net income	$2,472,491	$1,839,684

Net income per basic common share outstanding	$0.09	$0.06

Basic weighted average common shares outstanding	28,512,005	28,520,666

Net income per diluted common share outstanding	$0.09	$0.06

Diluted weighted average common shares outstanding	28,774,785	28,882,422

Cash dividends declared per common share	$-	$0.21

The Female Health Company
Unaudited Condensed Consolidated Statements of Cash Flows
	Six Months Ended
	March 31,
	2015	2014
Net income	$2,472,491	$1,839,684

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	251,383	286,895
Share-based compensation	380,158	404,158
Deferred income taxes	1,748,098	431,085
Loss on disposal of fixed assets	3,483	430
Changes in current assets and liabilities:	(7,684,846)	(1,796,376)
Net cash (used in) provided by operating activities	$(2,829,233)	$1,165,876
Net cash used in investing activities	$(27,040)	$(83,991)
Net cash used in financing activities	$(6,148)	$(4,062,999)
Net decrease in cash	$(2,862,421)	$(2,981,114)
Cash at beginning of period	$5,796,223	$8,922,430
Cash at end of period	$2,933,802	$5,941,316

The Female Health Company
Additional Non-GAAP Performance Measures

In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided the non-GAAP measures of Adjusted EBITDA and adjusted diluted earnings per share in this release.  Adjusted EBITDA represents net income before interest income or expense, income tax expense, depreciation and amortization, as further adjusted for the share-based compensation reflected in the reconciliation table set forth below.  Adjusted diluted earnings per share represent Adjusted EBITDA divided by the weighted average shares outstanding amounts used in the calculation of diluted earnings per share in accordance with GAAP for the relevant periods.

We believe that adjusted EBITDA is a useful measure for investors for the following reasons:

●	Adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, tax jurisdictions and tax attributes, capital structures and the methods by which assets were acquired;

●	Investors can use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of our company, including our ability to satisfy our cash needs;

●	By comparing our Adjusted EBITDA in different historical periods, investors can evaluate our operating performance excluding the impact of items described below;

●	Adjusted EBITDA excludes the impact of income tax expense on net income, which has a smaller impact on cash flows because the Company has significant U.S. and UK net operating loss carryforwards that can be used to reduce cash payments for income taxes; and

●	Adjusted EBITDA excludes the impact of share-based compensation on net income, which does not affect cash and which fluctuates based on the timing of share grants and share price.

Adjusted EBITDA is not adjusted for all non-cash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts of cash that may be available for discretionary uses.  Thus, Adjusted EBITDA should not be considered in isolation or as a substitute for net income or cash (used in) provided by operating activities, each prepared in accordance with GAAP, when measuring profitability or liquidity.

The following table reconciles Adjusted EBITDA to net income:

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
Net income	$1,667,574	$375,081	$2,472,491	$1,839,684
Adjustments:
Interest income	(1,739)	(1,462)	(2,391)	(2,190)
Income tax expense	1,306,445	504,898	1,976,875	603,773
Depreciation and amortization	123,444	143,146	251,383	286,895
Share-based compensation	180,482	200,405	380,158	404,158
Adjusted EBITDA	$3,276,206	$1,222,068	$5,078,516	$3,132,320

Diluted earnings per share, as adjusted	$0.11	$0.04	$0.18	$0.11